STRATEGIC PARTNERS SMALL CAP GROWTH OPPORTUNITY FUND

GATEWAY CENTER THREE 100 MULBERRY STREET NEWARK, NJ 07102-4077

Important Proxy News

SPECIAL MEETING OF SHAREHOLDERS

ON SEPTEMBER 12, 2005

Dear Shareholder:

Recently, we distributed proxy material regarding the Special Meeting of Shareholders of the Strategic Partners Small Cap Growth Opportunity Fund. This meeting is scheduled for September 12, 2005 at 11:00 a.m. Eastern Time at 100 Mulberry Street, Gateway Center Three, 14th Floor, Newark, NJ 07102. Our records indicate that we have not yet received your voting instructions.

You are being asked to approve an Agreement and Plan of Reorganization. After careful review, your Fund’s Board of Trustees has approved the proposal as detailed in the proxy statement and recommends that you vote “FOR” the proposal. We urge you to act promptly in order to allow us to obtain a sufficient number of votes, avoid the cost of additional solicitation and the possibility of a meeting adjournment. Your vote is important no matter how many shares you own. In order for your vote to be represented, we must receive your instructions on or before Monday, September 12, 2005.

YOUR VOTE IS NEEDED IMMEDIATELY!

For your convenience, please utilize one of the easy methods below to register your vote:

1.                                      By Touch-Tone Phone : Dial the toll-free number found on your proxy card and follow the simple instructions.

2.                                      By Internet: Visit www.Proxyvote.com and enter the 12-digit control number located on your proxy card.

For Assistance: By phone, please call toll-free at 1.866.346.6468. Representatives are available to answer questions Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time. Please have your proxy card and control number available.

Also, you may return your executed proxy in the enclosed postage paid envelope, however, please try to utilize one of the options above to ensure that your vote is received in time for the Meeting.

DON’T HESITATE! PLEASE VOTE TODAY